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Exhibit 10.42

SENIOR VICE PRESIDENT OF OPERATIONS 2001 INCENTIVE PLAN

    PURPOSE:  To reward the Senior Vice President of Operations for achievement of planned sales and planned controllable operating profit, less regional and operations department overhead costs.

    PLAN YEAR:  The plan begins January 1, 2001 and ends on December 30, 2001.

    INCENTIVE PAY:  The incentive pay pool is equal to a percentage of the Regional Managers' incentive payout, a percent of salary for achievement of minimum sales objectives, and a percent of salary for achievement of minimum controllable operating profit less regional and operations department overhead costs. See attached schedule.

    ELIGIBILITY:  Employed by Fresh Choice on the date incentive checks are calculated.

    BUDGET CHANGES DURING THE YEAR:  In the following situations, budgets may be revised to reflect the increased sales potential/change from which incentive pay is calculated: 1) the timing of remodels versus budget (completion dates a well as which stores are actually remodeled); and 2) adding new stores or closing existing stores.

    Plan Intent:  The Company retains the discretion to revise or cancel the program at any time with or without notice.

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SENIOR VICE PRESIDENT OF OPERATIONS 2001 INCENTIVE PLAN